UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2015

InfuSystem Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35020	20-3341405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

31700 Research Park Drive

Madison Heights, Michigan 48071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 291-1210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Credit Facility Parties

On March 23, 2015, InfuSystem Holdings, Inc. (the “Company”), and certain of its direct and indirect subsidiaries entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as lender (the “Lender”). The borrowers under the Credit Agreement are the Company, InfuSystem Holdings USA, Inc., a Delaware corporation (“Holdings”), InfuSystem, Inc., a California corporation (“InfuSystem”), First Biomedical, Inc., a Kansas corporation (“FBI”), and IFC LLC, a Delaware limited liability company (“IFC” and, collectively with the Company, Holdings, InfuSystem and FBI, the “Borrowers”). Prior to entry into the Credit Agreement, the Company and its subsidiaries did not have a material relationship with the Lender.

Structure

The Credit Agreement provides for a term loan in the amount of $27.0 million (“Term A Loan”), a term loan in the amount of $8.0 million (“Term B Loan”), and an asset based revolving credit facility for revolving loans and letters of credit in an aggregate amount of up to $10.0 million (with a sub-limit for letters of credit in an aggregate amount of up to $1.5 million). On March 23, 2015, the Borrowers drew $27.0 million under the Term A Loan to repay and terminate the existing credit facility under the credit agreement dated as of November 30, 2012, as amended, by and among the Company, certain of its direct and indirect subsidiaries, Wells Fargo Bank, National Association, as administrative agent, and certain lenders party thereto (the “WF Facility”). Advances under the Term B Loan are available to be drawn only in connection with potential acquisitions and until the earlier of (a) the consummation of such acquisition and (b) March 21, 2016 (the “Term B Draw Expiration Date”). The revolving credit facility will be used for general corporate purposes and the payment of certain fees and expenses.

Interest Rates and Fees

For purposes of determining interest rates for specified periods of time, advances under the Credit Agreement may, at the option of the Borrowers so long as they are not in default, either be Eurodollar Loans or CBFR Loans (each as described below). However, unless the Borrowers have opted for a Eurodollar Loan, the advances will be treated as CBFR Loans. Eurodollar Loans will bear interest at a per annum rate equal to LIBOR plus a margin ranging from 2.00% to 2.50%. CBFR Loans will bear interest at a per annum rate equal to, at the time of determination, the greater of (a) the Lender’s prime rate or (b) LIBOR for a 30 day interest period plus 2.50%, in each case plus a margin ranging from -0.75% to -0.25%. The margin that will apply until delivery of a compliance certificate under the Credit Agreement for the fiscal quarter ending March 31, 2015 will be 2.50% for Eurodollar Loans and -0.25% for CBFR Loans. After that time, the margin will be adjusted quarterly based on the Borrowers’ total leverage ratio. As of March 25, 2015, the effective interest rate on all outstanding borrowings under the Credit Agreement was 3.00%.

On a quarterly basis, the Borrowers will pay to the Lender a commitment fee of 0.25% per annum in respect of unutilized commitments under the revolving credit facility. The Borrowers will also pay customary letter of credit fees and fronting fees under the revolving credit facility.

Upon the occurrence of an event of default, at the election of the Lender, the above interest rates may be increased by 2.0% per annum.

Security

To secure repayment of the obligations of the Borrowers, each Borrower has granted to the Lender, for the benefit of various secured parties, a first priority security interest in substantially all of the personal property assets of each of the Borrowers. In addition, the Company has pledged the shares of Holdings and Holdings has pledged the shares of each of InfuSystem and FBI and the equity interests of IFC to the Lender, for the benefit of the secured parties, to further secure the obligations under the Credit Agreement.

Borrowing Base

Revolving loan advances are made subject to a borrowing base (which is the maximum aggregate amount which may be outstanding as revolving loan advances, so long as the total amount of revolving loans and letters of credit do not exceed $10.0 million), that is determined based on a percentage of Eligible Accounts and Eligible Inventory (each as defined below). The borrowing base as of any date of determination is the result of:

(a) 50% of the Eligible Accounts under which the account debtor is a governmental authority making payments under a federal or state program that provides reimbursement for medical services (such as Medicare, Medicaid, TRICARE), plus

(b) 50% of the Eligible Accounts payable by a natural person at such time, plus

(c) 85% of the Eligible Accounts under which the account debtor is a commercial medical insurance company, health maintenance organization, professional provider organization, nonprofit medical insurance company (such as the Blue Cross, Blue Shield entities) or other third party payor that reimburses providers for medical services provided to individual patients at such time, plus

(d) 85% of the Eligible Accounts consisting of direct bill accounts payable by commercial businesses at such time, plus

(e) 50% of the Eligible Inventory, valued at the lower of cost or market value, determined on a basis consistent with Company’s historical accounting practices, minus

(f) the aggregate amount of reserves, if any, established by the Lender under the Credit Agreement.

The definitions of Eligible Accounts and Eligible Inventory are summarized as follows:

“Eligible Accounts” refer to those accounts, health-care insurance receivables and ordinary short term or at-will leasing or rental arrangements with customers created by a Borrower that arise out of a Borrower’s sale or lease of goods or rendition of services that the Lender determines in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment to be Eligible Accounts, and are not otherwise excluded as ineligible by certain criteria specified in the Credit Agreement. The criteria excluding accounts as ineligible consists of, among other things, accounts not paid by the account debtor within 120 days or more, accounts not payable in U.S. dollars or Canadian dollars, conditional accounts such as consignment accounts, accounts in which the account debtor is not organized under the laws of the U.S. or any state thereof or Canada or any province thereof, accounts with respect to which the account debtor is the U.S. or any state (other than with respect to government account debtors obligated to make payment), doubtful and insolvent accounts, accounts not subject to a valid and perfected lien, accounts representing the right to receive progress payments, and certain other accounts failing to meet specifications as determined by Lender.

“Eligible Inventory” is that inventory and medical equipment held for sale or rental of a Borrower consisting of infusion pumps or disposable tubing necessary for the operation of an infusion pump or spare or replacement parts of an infusion pump, in each case that is held for sale or rental that the Lender determines in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment to be Eligible Inventory, and is not otherwise excluded as ineligible by certain criteria specified in the Credit Agreement. The criteria excluding inventory as ineligible consists of, among other things, items to which the Borrower does not have good or marketable title thereto, items not within the U.S. or Canada (excluding Quebec), items located on real property leased by the Borrower for which a satisfactory lien waiver has not been delivered or reserve for which has not been taken, items not subject to a valid and perfected lien, items returned or rejected, items subject to third party trademark, licensing or other proprietary rights, items not in compliance with public health laws, items furnished under consignment, and certain other items failing to meet specifications as determined by Lender.

As of March 23, 2015, the borrowing base under the Credit Agreement, based on the Eligible Accounts and Eligible Inventory as of December 31, 2014, as determined pursuant to the borrowing base formula, was approximately $10.0 million.

Representations and Warranties; Covenants

The Credit Agreement contains representations and warranties customary for a company in the healthcare industry in similar transactions. Further, the Credit Agreement contains certain affirmative and negative covenants typical for credit facilities of this type. These covenants (subject to certain agreed and customary exceptions set forth in the Credit Agreement) restrict, and in some cases prohibit, the Borrowers from engaging in certain actions, including its ability to, among other things: (i) incur indebtedness; (ii) create liens; (iii) engage in mergers, consolidations, liquidations or dissolutions; (iv) engage in acquisitions; (v) dispose of assets; (vi) pay dividends and distributions or repurchase capital stock or make other restricted payments; (vii) make investments, loans, guarantees or advances; (viii) engage in certain transactions with affiliates; (ix) enter into sale and leaseback transactions; (x) enter into hedging agreements; (xi) enter into agreements that restrict distributions from subsidiaries; and (xii) change its fiscal year. In addition, the Credit Agreement requires the Borrowers to maintain the following financial covenants: (i) a minimum fixed charge coverage ratio of 1.25:1.00; (ii) a maximum total leverage ratio ranging from 3.00:1.00 to 2.25:1.00 during specified periods; and (iii) a minimum net worth level of $37.5 million.

Maturity and Amortization

If not sooner repaid, all obligations under the Credit Agreement mature and are due and payable in full on March 23, 2020. If not sooner reduced or terminated pursuant to the Credit Agreement, commitments for revolving loans terminate on March 23, 2020. Provided no event of default has occurred and is continuing, amounts repaid under the revolving loans may be reborrowed. No amounts repaid under Term A Loan or Term B Loan may be reborrowed.

The principal of Term A Loan shall be repaid on the last business day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2015, by an amount equal to $965,000 per quarter. The principal of Term B Loan shall be repaid on the last business day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2016, by an amount equal to: (x)

for the first eight quarterly principal installments, an amount equal to 3.575% of the principal balance of Term B Loan as of the Term B Draw Expiration Date, and (y) for the next eight quarterly principal installments, an amount equal to 4.475% of the principal balance of Term B Loan as of the Term B Draw Expiration Date.

Prepayments

The Borrowers may prepay the principal of any revolving loan at any time in whole or in part, without premium or penalty (except as may be necessary to cover certain funding losses in connection with Eurodollar Loans). The Borrowers may prepay Term A Loans and Term B Loans in whole or in part, without premium or penalty (except as may be necessary to cover certain funding losses in connection with Eurodollar Loans), accompanied by the payment of accrued interest to date of such payment on the amount prepaid.

Mandatory prepayments are to be made (subject to certain exceptions for clauses (ii) through (v) below): (i) if the amount of outstanding revolving loans, together with the issued letters of credit, exceed the borrowing base; (ii) upon the voluntary or involuntary disposition of certain assets; (iii) upon receipt of certain extraordinary receipts; (iv) upon the incurrence of other indebtedness not otherwise permitted; and (v) upon the issuance of capital stock, warrants, options or similar interests not otherwise permitted.

Events of Default

The Credit Agreement contains certain customary events of default and remedies for asset-based financings of a similar nature and type which would allow Lender to accelerate all outstanding loans and terminate its commitments, including but not limited to the following: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; non-performance of covenants and obligations; default on other material debt; bankruptcy or insolvency related events; material judgments; incurrence of certain material ERISA liabilities; impairment of loan documentation; change of control; failure to maintain material healthcare permits or CMS Certification Number; certain FDA enforcement actions; and delisting of the Company’s common stock by the NYSE MKT.

A copy of the Credit Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Item 1.02 Termination of a Material Definitive Agreement.

On March 23, 2015, in connection with the execution and closing of the Credit Agreement, the Borrowers terminated the WF Facility. All outstanding loans under the WF Facility have been repaid and all liens under the WF Facility have been released, except that a letter of credit originally issued under the WF Facility in the amount of approximately $0.3 million was cash collateralized and has been left in place. The Company intends to eventually transfer this letter of credit to the new Credit Agreement. In connection with the termination of the WF Facility, the Borrowers paid a prepayment premium of $509,032.86.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On March 26, 2015, the Company issued a press release announcing the entry into the Credit Agreement. A copy of the Company’s March 26, 2015 press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in this Item 7.01

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” with the U.S. Securities and Exchange Commission or incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of InfuSystem Holdings, Inc. dated March 26, 2015.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Jonathan P. Foster
Jonathan P. Foster
Chief Financial Officer

Dated: March 26, 2015

Index to Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release of InfuSystem Holdings, Inc. dated March 26, 2015.